EXHIBIT 4.1


                            FORM OF CERTIFICATE

                                  CLASS A

         Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to World Financial Network National Bank or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


No. ___                                                        $_____________
                                                      CUSIP No. _____________


              WORLD FINANCIAL NETWORK CREDIT CARD MASTER TRUST
                           CLASS A FLOATING RATE
                  ASSET-BACKED CERTIFICATE, SERIES 1999-A


Evidencing an Undivided Interest in a trust, the corpus of which consists of a Portfolio of credit card receivables generated or acquired by World Financial Network National Bank and other assets and interests constituting the Trust under the Pooling and Servicing Agreement described below.

                    (Not an interest in or obligation of
                   World Financial Network National Bank
                         or any Affiliate thereof.)

        This certifies that Cede & Co. (the "Class A Holder") is the registered owner of a fractional undivided interest in a trust (the "Trust"), the corpus of which consists of (i) a Portfolio of all receivables (the "Receivables") existing in the open-end credit card accounts identified under the Agreement from time to time (the "Accounts"),
(ii) all Receivables generated under the Accounts from time to time thereafter, (iii) funds collected or to be collected from accountholders in respect of the Receivables, (iv) all funds which are from time to time on deposit in the Collection Account, Excess Funding Account and in the Series Accounts, (v) the benefits of any Enhancements, if any, with respect to one or more Series of Investor Certificates and (vi) the other assets and interests constituting the Trust pursuant to a Pooling and Servicing Agreement dated as of January 17, 1996 and amended and restated as of September 17, 1999, as supplemented by the Series 1999-A Supplement dated as of September 17, 1999 (collectively, the "Agreement"), between World


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Financial Network National Bank, as Transferor ("Transferor") and Servicer
("Servicer"), and Harris Trust and Savings Bank (successor to The Bank of New York), as Trustee ("Trustee").

         The Series 1999-A Certificates are issued in two classes, the Class A Certificates (of which this certificate is one) and the Class B Certificates, which are subordinated to the Class A Certificates in certain rights of payment as described in the Agreement. The Trust has also issued a third Class of uncertificated interests in the Trust, the Class C Interests, which are subordinated to the Class A Certificates and the Class B Certificates.

         Transferor has structured the Agreement and the Series 1999-A Certificates with the intention that the Series 1999-A Certificates will qualify under applicable tax law as indebtedness, and each of Transferor, the Holder of the Transferor Certificate, Servicer and each Series 1999-A Holder (or Series 1999-A Certificate Owner) by acceptance of its Series 1999-A Certificate (or in the case of a Series 1999-A Certificate Owner, by virtue of such Series 1999-A Certificate Owner's acquisition of a beneficial interest therein), agrees to treat and to take no action inconsistent with the treatment of the Series 1999-A Certificates (or any beneficial interest therein) as indebtedness for purposes of federal, state, local and foreign income or franchise taxes and any other tax imposed on or measured by income, value of intangible property or net worth. Each Series 1999-A Holder agrees that it will cause any Series 1999-A Certificate Owner acquiring an interest in a Series 1999-A Certificate through it to comply with the Agreement as to treatment of the Series 1999-A Certificates as indebtedness for certain tax purposes.

         To the extent not defined herein, capitalized terms used herein have the respective meanings assigned to them in the Agreement. This Class A Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement, as amended from time to time, the Class A Holder by virtue of the acceptance hereof assents and by which the Class A Holder is bound.

         This Class A Certificate represents an interest in only World Financial Network Credit Card Master Trust. This Class A Certificate does not represent an obligation of, or an interest in, Transferor or Servicer, and the Series 1999-A Certificates, the Class C Interest and the Accounts or Receivables are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This Series 1999-A Certificate is limited in right of payment to certain collections respecting the Receivables, all as more specifically set forth hereinabove and in the Agreement.

         Unless the certificate of authentication hereon has been executed by or on behalf of Trustee, by manual or facsimile signature, this Class A Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.


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                  IN WITNESS WHEREOF, World Financial Network National Bank
has caused this Class A Certificate to be duly executed under its official seal.


                                           By:
                                                      Authorized Officer




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                       CERTIFICATE OF AUTHENTICATION
                       -----------------------------


DATED: ___________ __, _____

                  This is one of the Class A Floating Rate Asset-Backed Certificates, Series 1999-A referred to in the within-mentioned Agreement.



                                    HARRIS TRUST AND SAVINGS BANK
                                    not in its individual capacity,
                                    but solely as Trustee




                                    By: ______________________________
                                             Authorized Signatory